Exhibit 99.4

Trammell Crow Company

Balance Sheet

(in thousands)

	December 31, 2002	December 31, 2001
		(A)
Assets:
Current assets
Cash and cash equivalents	$78,097	$38,059
Restricted cash	8,921	—
Accounts receivable, net of allowance for doubtful accounts	116,459	160,078
Receivables from affiliates	3,838	5,000
Notes and other receivables	15,073	19,752
Deferred income taxes	3,654	3,182
Real estate under development (B)	10,560	—
Real estate held for sale (B)	35,921	232,440
Other current assets	8,898	19,301
Total current assets	281,421	477,812

Furniture and equipment, net	23,172	33,790
Deferred income taxes	20,904	26,239
Real estate under development (B)	57,254	—
Real estate held for investment (B)	70,438	—
Investments in unconsolidated subsidiaries (C)	71,463	52,108
Goodwill, net	74,178	74,230
Other assets	23,236	28,083
	$622,066	$692,262

Liabilities and Stockholders’ Equity:
Current liabilities
Accounts payable	$20,234	$37,469
Accrued expenses	105,672	103,524
Payables to affiliates	—	1,609
Income taxes payable	3,121	2,973
Current portion of long-term debt	70	11,167
Current portion of capital lease obligations	2,989	4,689
Current portion of notes payable on real estate	68,405	158,226
Other current liabilities	8,204	11,214
Total current liabilities	208,695	330,871
Long-term debt, less current portion	19,000	43,000
Capital lease obligations, less current portion	658	3,157
Notes payable on real estate, less current portion	45,402	—
Other liabilities	86	537
Total liabilities	273,841	377,565
Minority interest	39,871	28,574

Stockholders’ equity
Preferred stock	—	—
Common stock	362	359
Paid-in capital	178,977	176,354
Retained earnings	130,874	115,084
Accumulated other comprehensive loss	(589)	(1,331)
Less: Treasury stock	(464)	(2,951)
Unearned stock compensation, net	(806)	(1,392)
Total stockholders’ equity	308,354	286,123
	$622,066	$692,262

(A) Certain assets and liabilities at December 31, 2001, have been reclassified to conform to the presentation at December 31, 2002.

(B) Total real estate owned was $174,173 and $232,440 at December 31, 2002 and 2001, respectively.

(C) Investments in unconsolidated subsidiaries consist of the following:

	December 31, 2002	December 31, 2001
Real Estate Development	$45,433	$29,942
Other	26,030	22,166
	$71,463	$52,108